Exhibit 99.1

BICO, INC.                                                         NEWS RELEASE

                                BICO, INC. ALLOWS
                          AMSTRAD EXCLUSIVITY TO LAPSE

Dove Canyon, California - January 31, 2005 - BICO, Inc. (OTCBB: BIKO) announced that the exclusivity agreement with Amstrad has lapsed, and as a result BICO will not be the exclusive distributor of the Amstrad model E3 video webphone in the United States and Canada.

Richard Greenwood, President and CEO commented, "So long as Amstrad continues to supply us with E3 Webphones, we will continue to include them as part of our product / solution mix; however, BICO will no longer be the exclusive distributor."

The financial requirements to preserve the exclusivity and changing customer preferences resulted in the decision to let the exclusivity lapse.

BICO is continuing previously initiated discussions with additional suppliers of Internet appliances which would be comparable to the E3, but may include a broadband connection with Voice Over Internet Protocol (VoIP) capabilities. The Company's goal is to provide its customers with a full range of connected solutions to meet their various needs, and to keep pace with recent marketplace developments as the telecommunications industry adjusts to the convergence of voice, data and video delivery.

For further information contact:

John D. Hannesson, Esq.
Executive Vice President, Administration & Law
Phone:  949 509-9858
Fax:  949 509-9867
E-Mail:  investor-relations@cxcservices.com
Website:  www.cxcservices.com

This news release may include comments that may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events, revenues, sales of products or advertising, cash flow and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to obtain necessary financing, develop appropriate strategic alliances, raise working capital, successful development and implementation of technology, acceptance of the company's products and services, build a functional infrastructure of servers and other support equipment necessary to support the functionality of the WebPhone deployment, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.